Exhibit 99.1
[Midway Games Inc. Letterhead]
M E M O R A N D U M

To:	Ryan G. O’Desky

From:	Matthew V. Booty

Date:	April 8, 2008

Re:	Terms of Your Employment

     This confirms our discussions as follows:
     Although your employment with Midway Games Inc. (“Midway”) will continue to be “employment at will,” in the event both (i) a Change of Control occurs within five (5) years after the date of this letter and (ii) within two (2) years after the Change of Control a Terminating Condition occurs, then you will be entitled to a severance amount equal to six (6) months’ salary following termination of your employment with Midway. Any such severance amount would be based upon your base annual salary upon the date of termination and would be paid to you in normal payroll intervals. Midway’s Board of Directors may, in its discretion, authorize additional severance.
     For purposes hereof, a “Change of Control” means (a) for any reason an individual other than myself is installed as Chief Executive Officer of Midway Games Inc. (the “Company”), (b) the acquisition by any person or group, other than Permitted Holders, of substantially all the assets of the Company or more than 50% of the capital stock having the right to vote for the election of the members of the Board of Directors of the Company, or (c) the consummation of a business combination involving the Company in which the holders of a majority of the Company’s outstanding stock immediately prior to the consummation of the business combination and any Permitted Holders cease to hold a majority of the outstanding capital stock having the right to vote for the election of the members of the Board of Directors of the Company or equivalent governing body of the surviving or resulting entity. For purposes of this definition, the following are “Permitted Holders”: Sumner M. Redstone, members of his family, and National Amusements, Inc. and any entities owned or controlled, directly or indirectly, by them.
     For purposes hereof, a Terminating Condition occurs when either (a) your employment is terminated by Midway without cause, (b) you give Midway a written resignation from your employment after, without your consent, the business facility at which you are required to perform your duties to Midway is relocated more than fifty (50) miles from the present business location at which you are performing your duties to Midway, or (c) you give Midway a written resignation from your employment after, without your consent, either you are placed in a position with Midway of lesser stature than your present position with Midway as Vice President — Finance and Controller (rather than Interim Chief Financial Officer) or are assigned duties with Midway inconsistent with such position or duties which, if performed, would result in a significant diminution in the nature or scope of powers, authority, functions or duties inherent in such position on the date hereof or you are assigned by Midway performance requirements and working conditions which are at variance with the performance requirements and working conditions in effect on the date hereof in such position, provided that such assigned duties, performance requirements and/or working conditions are not associated with your achieving a position of greater stature, authority and/or responsibility than your present position with Midway as Vice President — Finance and Controller.

     The foregoing supersedes in their entirety any and all severance payment terms previously offered to you by Midway or its affiliates, whether accepted by you or otherwise
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If you agree that this memo accurately reflects our understanding, please so indicate by signing below.

Accepted and agreed:	/s/ Ryan G. O’Desky

Ryan G. O’Desky

Dated:	April 8, 2008